EX-99.B4.d.

Income Protector Charge Lock Option Rider
This rider prevents changes to your Income Protector Rider Charge.  This rider will also reduce the amount of income you receive.
This rider forms a part of the Base Contract to which it is attached and is effective on the Charge Lock Date shown on the Income Protector Charge Lock Option Contract Schedule.  In the case of a conflict with any provision in the Base Contract or the Income Protector Rider, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider.  This rider terminates as indicated under the Conditions for Termination of this Rider provision.
Definitions
Definitions specific to this rider that are not in the Base Contract follow.

Base Contract
The contract to which this rider is attached.

Charge Lock Date
The date as of which we lock your Rider Charge. The Charge Lock Date occurs after receipt of an Authorized Request on the Quarterly Anniversary that the Rider Charge would have increased.

Effective Percentage
The result of your annual maximum Lifetime Plus Payment divided by the Benefit Base, minus the Payment Percentage Decrease shown on your Income Protector Charge Lock Option Contract Schedule, as determined on the Last Increase Date.  The Effective Percentage is calculated after any payment increase or adjustments for Withdrawals.

Last Increase Date
The date after which you are no longer eligible to receive any increases to your Quarterly Anniversary Value and Annual Increase (except for additional Purchase Payments) or any payment increases to your annual maximum Lifetime Plus Payment.  The Last Increase Date occurs on:
•	The Charge Lock Date, if the Charge Lock Date is on or before the Benefit Date; or
•	The earliest Benefit Anniversary on or after the Charge Lock Date, if the Charge Lock Date occurs after the Benefit Date.
Charge Lock Option
If your Charge Lock Date is before the Benefit Date:
•	On and after the Charge Lock Date, your Rider Charge will never change;
•
After the Last Increase Date, your Quarterly Anniversary Value and Annual Increase will not increase except by the amount of Additional Purchase Payments. After the Last Increase Date, your Quarterly Anniversary Value and Annual Increase will decrease for any Withdrawal, as described in the Income Protector Rider;

•	If your Contract Value equals zero on the Last Increase Date, this Rider terminates;
•
On the Benefit Date, we increase your Benefit Base to equal the Contract Value, if larger.  We then set your initial annual maximum Lifetime Plus Payment equal to the Benefit Base multiplied by the result of the current age-based payment percentage of the younger Covered Person minus the Payment Percentage Decrease; and

•	You will not receive any payment increases to your annual maximum Lifetime Plus Payment.

If your Charge Lock Date is on or after the Benefit Date:
•	On and after the Charge Lock Date, your Rider Charge will never change;
•	If your Contract Value equals zero on the Last Increase Date, this Rider terminates;
•	If your Contract Value is greater than zero on the Last Increase Date, we recalculate your annual maximum Lifetime Plus Payment to equal the Benefit Base multiplied by the Effective Percentage;
•	After the Last Increase Date, you will no longer receive any payment increases to your annual maximum Lifetime Plus Payment.

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General Provisions

Conditions for Termination of this Rider
This rider terminates on the earlier of the following.
•	The Business Day that the Income Protector Rider terminates.
•	The Last Increase Date if your Contract Value equals zero on the Last Increase Date.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America
/s/ Gretchen Cepek                                                          /s/ Walter R. White
Gretchen Cepek                                                          Walter R. White
        Secretary                                                                    President and CEO

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Income Protector Charge Lock Option Contract Schedule

Owner:	[John Doe]	Contract Number:	[??687456]
[Joint Owner:	[Jane Doe]]	Charge Lock Date:	[04/15/10]
Annuitant:	[John Doe]
Covered Person(s):	[John Doe]
[Jane Doe]

Payment Percentage Decrease:		[1]%
Rider Charge:		[1.2]%

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